[GRAPHIC OMITTED]  WRC Media, Inc.
                   512 Seventh Avenue
                   21st Floor
                   New York, NY  10016

CONTACT:           Michele Norris

                   WRC Media Inc.
                   908-654-3891

For Immediate Release

             WRC MEDIA INC., A LEADING SUPPLEMENTARY EDUCATION
                PUBLISHER, REPORTS SECOND QUARTER EARNINGS

August 10, 2000 - WRC Media Inc. announced results for the second quarter ended June 30, 2000.

Total revenue for the second quarter of 2000 increased $1.3 million, or 2.7%, to $48.8 million from $47.6 million for the same period in 1999 (calculated on a pro forma basis to include the results of Compass Learning, Inc., which WRC Media Inc. acquired in July 1999, and Weekly Reader Corporation, World Almanac Education Group, Inc. and American Guidance Service, Inc.). At American Guidance Service, Inc., sales increased $0.7 million, or 5.8%, to $13.7 million for the second quarter of 2000 from $13.0 million for the same period in 1999 due to higher sales of both new and revised testing assessment material. At World Almanac Education Group, Inc., second quarter of 2000 sales increased by $0.3 million, or 2.3%, to $11.5 million from $11.3 million for the same period in 1999 as a result of increased catalog and telemarketing sales at World Almanac Education Library Services and Gareth Stevens, Inc. CompassLearning, Inc. sales increased $0.8 million, or 4.1%, to $19.6 million for the second quarter of 2000 from $18.8 million for the same period in 1999 as a result of strong growth in software revenue of 12.0% and professional development revenue of 23.7%, slightly offset by the anticipated erosion of service-related revenue streams supporting older software. These increases were partially offset by a decrease in sales at Weekly Reader Corporation of $0.5 million, or 10.4%, to $4.0 million for the second quarter of 2000 from $4.5 million for the same period in 1999 primarily due to the discontinuation of the Summer Weekly Reader and some softness in periodical subscriptions and licensing revenue.

WRC Media Inc.'s EBITDA increased by $1.3 million, or 14.1%, to $10.6 million for the second quarter of 2000 from $9.3 million for the same period in 1999 (calculated on a pro forma basis to include the results of Compass Learning, Inc., Weekly Reader Corporation, World Almanac Education Group, Inc. and American Guidance Service, Inc.). This increase is related to strong revenue growth in the second quarter coupled with effective cost management and timing of certain expenses.

Net sales for the first half of 2000 increased $3.1 million, or 3.2%, to $97.3 million from $94.2 million for the same period in 1999 (calculated on a pro forma basis to include the results of Compass Learning, Inc., which WRC Media Inc. acquired in July 1999, and Weekly Reader Corporation, World Almanac Education Group, Inc. and American Guidance Service, Inc.). At American Guidance Service, Inc., sales increased $2.0 million, or 8.4%, to $25.6 million for the first half of 2000 from $23.6 million for the same period in 1999 due to strong growth of both new and revised testing assessment material and curriculum products. At World Almanac Education Group, Inc., first half of 2000 sales also increased by $2.0 million, or 8.8%, to $24.8 million from $22.8 million for the same period in 1999 as a result of increased catalog and telemarketing sales at World Almanac Education Library Services and Gareth Stevens, Inc. These increases were partially offset by a slight decrease in sales at CompassLearning, Inc. of $0.1 million, or 0.3%, to $32.3 million for the first half of 2000 from $32.4 million for the same period in 1999 primarily due to timing of certain orders and an anticipated decrease in service-related revenue supporting older software. Weekly Reader Corporation sales for the first half of 2000 decreased by $0.8 million, or 5.5%, to $14.5 million from $15.3 million for the same period in 1999 due to lower periodical sales related to lower periodical circulation in the 1999-2000 school year, coupled with some softness in licensing revenue and the discontinuation of Summer Weekly Reader.

WRC Media Inc.'s EBITDA increased by $0.1 million, or 0.7%, to $17.1 million for the first half of 2000 from $17.0 million for the same period in 1999 (calculated on a pro forma basis to include the results of Compass Learning, Inc., Weekly Reader Corporation, World Almanac Education Group, Inc. and American Guidance Service, Inc.). This increase is related to revenue growth in the first half partially offset by continuing investment in sales and marketing efforts at CompassLearning, Inc., telemarketing efforts at World Almanac Education Group, Inc., product revisions at American Guidance Service, Inc. and increased investment in international sales efforts at WRC Media Inc., all of which were provided for in WRC Media Inc.'s budget for its current fiscal year.

As of June 30, 2000, WRC Media Inc.'s cash balance was $5.1 million and its consolidated debt was $289.5 million. During the first half of 2000, WRC Media Inc. made scheduled principal payments of $1.3 million on its senior credit facilities and borrowed $14.0 million under its revolving credit facility. Capital expenditures for the first half of 2000 were $3.9 million.

WRC Media Inc., a publishing and media company, creates and distributes innovative quality supplementary educational materials for use in schools, technology software, testing materials, reference products and teacher materials, and appropriate products for the home and library market. WRC Media Inc has four principal operating subsidiaries.

CompassLearning, Inc. is a leading provider of electronically delivered instruction and assessment with over 7,000 hours of instruction and an installed base of over 20,000 schools.

Weekly Reader Corporation publishes Weekly Reader periodicals serving over 7 million school children. It also publishes other branded periodicals and instructional materials, including Teen Newsweek, published for middle and high school students.

World Almanac Education Group, Inc. publishes the World Almanac, Facts on File, Gareth Stevens and Funk and Wagnalls and has a large subscriber base of many school, public, and private libraries.

American Guidance Service, Inc. is a leader in individually administered assessments to evaluate learner traits and publishes a variety of high-interest, low reading-level instructional products.


Information in this press release contains forward-looking statements based on current expectations that involve a number of risks, uncertainties, and assumptions. Such forward-looking statements are not guarantees of future performance. Important factors that may cause actual outcomes and results to differ materially from what is expressed in such forward-looking statements are difficult to predict, and include but are not limited to: leverage and debt service;

restrictive covenants on debt instruments; a history of losses at CompassLearning; no prior operations as an independent company; ability to implement the business plan; increases in paper and postage costs; customer purchasing power and dependence on various sources of government funding; ability to successfully compete; seasonality; dependence on intellectual property; dependence on key management and highly skilled personnel; ownership of the Company which may conflict with the interests of the holders of the notes; the operating units ability to introduce new products, product extensions and enhancements; the level of future cash flow, debt levels, and capital expenditures and pre-publication cost investment.

                               WRC Media Inc.
                         For the three months ended
                          ($ amounts in millions)

                               Actual                 Increase/(Decrease)
                        --------------------         -----------------------
                        6/30/99      6/30/00             $             %
                        -------      -------         ---------     ---------

Revenue
    Weekly Reader           4.5           4.0            (0.5)       (10.4)%
    American Guidance      13.0          13.7             0.7          5.8%
    Service
    World Almanac          11.3          11.5             0.3          2.3%
    Education
    Compass Learning       18.8          19.6             0.8          4.1%
---------------------------------------------         -----------------------
Total Revenue              47.5          48.8             1.3          2.7%

Costs and                  43.1          58.9            15.8         36.7%
Expenses

---------------------------------------------         -----------------------
Operating                   4.4         (10.1)          (14.5)      (328.3)%
Income/(Loss)

Interest Expense           4.8            8.8             4.0         83.7%

Other, Net                (0.1)          (0.0)            0.0         32.3%
(Income)/Exp

Income Taxes               0.0            0.3             0.3       1268.2%

---------------------------------------------         -----------------------
Net Loss                  (0.3)         (19.2)          (18.9)     (5463.8)%

EBITDA

    Net                   (0.3)         (19.2)          (18.9)     (5475.9)%
    Loss
    Depreciation and       4.9           21.0            16.1        326.0%
    Amortization
    Taxes                  0.0            0.3             0.2       1109.1%
    Interest               4.7            8.6             3.9         83.3%
    Expense
---------------------------------------------         -----------------------
EBITDA                     9.3           10.6             1.3         14.1%


Adjusted EBITDA *         11.3           11.0            (0.3)        (2.9)%

                               WRC Media Inc.
                          For the six months ended
                          ($ amounts in millions)


                                      Actual              Increase/(Decrease)
                              --------------------      -----------------------
                              6/30/99      6/30/00          $             %
                              -------      -------      ---------     ---------
Revenue
    Weekly Reader              15.3          14.5          (0.8)         (5.5)%
    American Guidance Service  23.6          25.6           2.0           8.4%
    World Almanac Education    22.8          24.8           2.0           8.8%
    Compass Learning           32.4          32.3          (0.1)         (0.3)%

-------------------------------------------------       -----------------------
Total Revenue                  94.2          97.3           3.1           3.2%

Costs and Expenses             87.0         110.3          23.3          26.7%

-------------------------------------------------       -----------------------
Operating Income/(Loss)         7.2         (13.0)        (20.2)       (280.5)%

Interest Expense                9.5          17.2           7.8          82.3%
Other, Net (Income)/Exp        (0.1)         (0.1)          0.0          31.5%
Income Taxes                    0.3           0.8           0.5         178.1%

-------------------------------------------------       -----------------------
Net Loss                       (2.4)        (30.9)        (28.5)      (1203.1)%

EBITDA
  Net Loss                     (2.4)        (30.9)        (28.5)      (1203.1)%
  Depreciation and Amortization 9.9          30.4          20.5         207.9%

    Taxes                       0.3           0.8           0.5         178.1%
    Interest Expense            9.2          16.8           7.6          83.0%
-------------------------------------------------       -----------------------
EBITDA                         17.0          17.1           0.1           0.7%

Adjusted EBITDA *              19.4          17.5          (1.9)         (9.8)%